Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of August 20, 2014 (the “Effective Date”), by and between Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Company”), and Paul Price, a resident of the State of New York (“Executive”).

BACKGROUND

The Company desires to employ the Executive as its Chief Executive Officer and Executive desires to accept such employment. Among other things, this Agreement provides for base compensation for Executive, a term of employment and severance payments in certain circumstances.

In consideration of the foregoing, the Company and Executive hereby agree as follows:

Article 1

EMPLOYMENT

1.01 The Company hereby agrees to employ Executive subject to and pursuant to the terms of this Agreement, and Executive agrees to such employment as the Company’s Chief Executive Officer, and shall hold such titles under the terms of this Agreement. The parties anticipate that Executive will initially perform his services primarily at the Company’s offices in New York, New York, but that Executive shall also travel on business as advisable and at times work remotely, with the expectation that Executive will use his good-faith business judgment to determine the appropriate locations to effectively perform his services.

1.02 Executive shall generally have the authority, responsibilities, and such duties as are customarily performed by the chief executive officer of a public company of similar size and industry. Executive shall also render such additional services and duties within the scope of Executive’s experience and expertise as may be reasonably requested of him from time to time by the Board of Directors of the Company (the “Board”). Furthermore, the Board may from time to time in its discretion redefine the duties and responsibilities of Executive as it determines the needs of the Company require, so long as such duties are generally consistent with the Executive’s title.

1.03 Executive shall report to the Board or any committee thereof as the Board shall direct, and shall generally be subject to the direction, orders, and advice of the Board.

Article 2

BEST EFFORTS OF EXECUTIVE

2.01 Executive shall use his best efforts, judgment, and abilities in the performance of his duties, services and responsibilities for the Company.

2.02 During the term of his employment, Executive shall devote substantially all of his business time and attention (other than during periods of vacation, illness or disability) to the business of the Company and its subsidiaries and affiliates and shall not engage in any substantial activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary gain, unless approved by the Board. Notwithstanding the foregoing, Executive may manage his personal investments, engage in educational, charitable or other community activities, and business advisory capacities as long as such activities do not pose an actual or apparent conflict of interest and do not interfere with Executive’s performance of his duties under this Agreement. Executive represents that any outside professional activities with which he is currently involved or reasonably expects to become involved do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties hereunder.

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Article 3

TERM AND NATURE OF EMPLOYMENT

3.01 Executive’s employment on the basis described in this Agreement shall commence on the Effective Date and will terminate on the one-year anniversary of the Effective Date unless terminated earlier as described in this Agreement. Neither the Company nor Executive shall be obligated to extend the term of this Agreement. However, the initial one-year term shall automatically be extended for successive one-year periods unless the Company or Executive elects not to do so by giving written notice to the other not less than 90 days prior to the end of the then-current term.

3.02 The terms and conditions of this Agreement may be amended from time to time with the consent of the Company and Executive. All such amendments shall be effective when memorialized by a written agreement between the Company and Executive, following approval by the Board or the Board’s Compensation Committee (the “Committee”). Executive’s employment with the Company shall at all times be on an “at will” basis, meaning that either Executive or the Company may terminate the employment relationship at any time for any reason or no reason; provided, however, that Executive may be entitled to certain compensation upon termination to the extent provided in Section 6.03.

Article 4

COMPENSATION AND BENEFITS

4.01 During the initial term of employment, Executive shall be paid a base salary at an annualized rate of $400,000 per year (“Base Salary”), payable in accordance with the Company’s established payroll periods, and reduced by all deductions and withholdings required by law and as otherwise specified by Executive. The Board or Committee agrees to review Executive’s performance and compensation in 2015 and annually thereafter. Executive’s Base Salary may be increased (but not decreased) in the sole discretion of the Board or Committee; provided, however, that Executive’s Base Salary may be reduced in connection with compensation reductions applied to all other senior executives of the Company.

4.02 During the term of employment, and in addition to payments of Base Salary set forth above, Executive shall be eligible to participate in the performance-based cash bonus (e.g., the 2014 Senior Management Bonus Plan) or equity award plan for senior executives of the Company, based upon achievement of individual and/or Company goals established by the Board or Committee.

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4.03 During the term of employment, Executive shall be entitled to participate in employee benefit plans, policies, programs, perquisites and arrangements, as the same may be provided and amended from time to time, that are provided generally to similarly situated executive employees of the Company, to the extent Executive meets the eligibility and other requirements for any such plan, policy, program, perquisite or arrangement.

4.04 The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in carrying out Executive’s duties, services, and responsibilities under this Agreement, subject to Executive’s compliance with generally applicable policies, practices and procedures of the Company (as the same may be changed from time to time) with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.

Article 5

VACATION AND LEAVE OF ABSENCE

5.01 Executive shall be entitled to 17 business days of paid time off (“PTO”) for each 12 months of employment, in addition to the Company’s normal holidays. PTO includes sick days in excess of three sick days per calendar year provided by the Company’s current sick leave policy, as well as leaves of absences and vacations. PTO will be scheduled after taking into account the Executive’s duties and obligations at the Company. PTO and sick leave and all other leaves of absence will be taken in accordance with the Company’s stated personnel policies and upon agreement with the Chief Executive Officer or the Board. Upon termination or expiration of the Executive’s employment, Executive shall be entitled to compensation for any accrued, unused PTO time in accordance with the Company’s PTO policy as of date of termination.

Article 6

TERMINATION

6.01 The Company may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.07), upon written notice to Executive. For the purposes of this Agreement, an election by the Company not to extend employment pursuant to Section 3.01 shall be deemed a termination without Cause.

6.02 Executive’s employment will terminate as of the date of the death or Disability of the Executive. “Disability” shall mean a determination by the Board that Executive is unable to perform the essential functions of his job under this Agreement due to illness, injury, or other condition of a physical or psychological nature, with or without a reasonable accommodation for a period aggregating to 90 days in any 12-month period. Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding. For clarity, the essential function of Executive’s job specifically include, but are not limited to, Executive’s consistent performance of his obligations under Sections 1.02, 2.01, and 2.02 of this Agreement.

6.03 On any termination of employment, Executive will be entitled to receive:

(a)	Base Salary for services performed through the date of such termination, payable on a pro-rated basis at the end of the month in which termination occurs;

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(b)	accrued and unpaid PTO in accordance with Article 5;

(c)	any interest that Executive may have as a terminated employee in the Company’s 401(k) plan or other plans in which he participated, but only as required or permitted under the terms of such plans; and

(d)	other than upon a termination by the Company for Cause or by the Executive other than for Good Reason, a pro-rated portion of any bonus otherwise due under Section 4.02 above, provided that such payment is consistent with the terms of such bonus plan (the “Prorated Bonus”) and that the requirement relating to the Release (as defined below) is satisfied. Any such bonus will be pro-rated based upon the number of full months Executive worked in the calendar year in which any such bonus was earned.

If (x) Executive terminates Executive’s employment for Good Reason or (y) the Company terminates Executive’s employment without Cause, Executive will be paid an amount equal to six months of his Base Salary, less customary withholdings (the “Severance Payments”). The Severance Payments will be paid in installments at the Company’s regular payroll intervals commencing on the first regular payroll date of the Company that occurs after the 60th day following Employee’s termination (the “Payment Date”), with amounts in respect of the period preceding the Payment Date to be paid in a lump sum on the Payment Date. In addition, if Executive is eligible to and elects to continue medical coverage from the Company as provided by law (commonly referred to as COBRA), and continues to pay Executive’s portion of the monthly medical insurance premiums, the Company will continue to pay the Company’s portion of the monthly medical insurance premiums paid at the time of termination for COBRA coverage for Executive and his eligible dependents for a period of one year after termination of employment (the “Severance Benefit”).

Upon a termination for any other reason, including a voluntary resignation without Good Reason or a termination for Cause, Executive will receive only the amounts set forth in (a), (b) (c) and (d) above (to the extent set forth above).

6.04 During the term of his employment and for 12 months after the date of Executive’s termination of employment, (i) Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its then-affiliated companies or businesses, or the affiliates, directors, officers, agents, principal shareholders or customers of any of them and (ii) the Company’s directors and officers shall not directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding Executive. Information which a Company director or officer or Executive is required to make or disclose regarding the other to comply with laws or regulations, or makes in a pleading on the advice of litigation counsel, and information which a Company director or officer needs to disclose for legitimate business reasons (for example disclosure to the Company’s insurers or business associates), shall not constitute a disparaging statement.

6.05 Upon any termination of Executive’s employment with the Company, Executive will immediately return to the Company all equipment, property and documents of the Company, including, specifically all property and documents containing any Confidential Information (as defined in Section 8.01).

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6.06 Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all other positions he then holds as an officer, employee or director or other independent contractor of the Company or any of its subsidiaries or affiliates, unless otherwise agreed by the Company and Executive in writing, and Executive will execute all documents reasonably requested of him to confirm such resignations.

6.07 Any of the following events shall constitute “Cause”:

(a)	any conviction or nolo contendere plea by Executive to a felony, gross misdemeanor, a misdemeanor involving moral turpitude, or any conduct by Executive that has or can reasonably be expected to have a detrimental effect on the Company or its image, or the image or reputation of its management, the Company’s customers, or its employees;
(b)	any act of misconduct involving dishonesty which is injurious to the Company, any willful or gross negligence in the performance of duties, or any breach of fiduciary or other duty with respect to the Company;
(c)	any material breach of this Agreement or of the Company’s published or written rules, codes or polices; provided, however, that such breach shall not constitute Cause if Executive cures or remedies such breach within 15 days after written notice to Executive, without material harm or loss to the Company, unless (i) such breach is part of a pattern of chronic breaches of the same, which may (but shall not be required to) be evidenced by a report or warning letter given by the Company to Executive; or (ii) such breach is of a nature that it is reasonably deemed by the Board not to be curable, including situations where the Board reasonably determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated by such cure;
(d)	any act of insubordination by Executive; provided, however, an act of insubordination by Executive shall not constitute Cause if Executive cures or remedies such insubordination within 15 days after written notice to Executive, without material harm or loss to the Company, unless (i) such insubordination is a part of a pattern of chronic insubordination, which may be evidenced by a report or warning letter given by the Company to Executive; or (ii) such insubordination is of a nature that it is reasonably deemed by the Board not to be curable, including situations where the Board reasonably determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated by such cure;
(e)	any disclosure of any Company trade secret or Confidential Information other than for the legitimate business purposes of the Company or as required by law, or conduct constituting unfair competition with respect to the Company, including intentionally inducing a party to breach a contract with the Company; or

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(f)	a willful violation of federal or state securities laws or employment laws.

 In making such determination of Cause, the Board shall act in good faith and give Executive a reasonably detailed written notice in advance of the termination. A resolution providing for the termination of Executive’s employment for Cause must be approved by a majority of the members of the Board; provided, however, that if Executive is a member of the Board, he shall not vote on the resolution shall not be deemed to be a member of the Board for purposes of whether a majority of its members have approved such termination. Executive’s employment shall be deemed terminated for Cause upon the approval by the Board of a resolution terminating Executive’s employment for Cause unless a later time or date is specified. For purposes of this Agreement, no act or failure by the Executive shall be considered “willful” if such act is done by Executive in good faith in the belief that such act is or was lawful and in the best interest of the Company or one or more of its businesses. In the event of a termination for Cause, and not withstanding any contrary provision otherwise stated, Executive shall receive only those amounts set forth in Section 6.03(a), 6.03(b), 6.03(c) and 6.03(d).

6.08 Executive may terminate his employment upon 60 days prior written notice to the Company for Good Reason. For purposes of this Agreement, “Good Reason” means any of the following events or actions taken by the Company without Cause, and without circumstances existing that would constitute Cause:

(a)	the Company or any of its subsidiaries reduces Executive’s Base Salary, or otherwise changes benefits provided to Executive under compensation and benefit plans to be materially less favorable to Executive, other than reductions in Base Salary permitted under Section 4.01 and other than changes to compensation and benefit plans generally applicable to senior executives of the Company;
(b)	without Executive’s express written consent, the Company or any of its subsidiaries significantly reduces Executive’s job authority and responsibility, except as permitted under Section 1.02;
(c)	without Executive’s express written consent, the Company or any of its subsidiaries requires Executive to change the location of Executive’s job or office, to a location more than 50 miles from the location of Executive’s job or office immediately prior to such required change that materially increases Executive’s commute;
(d)	a successor company fails or refuses to assume the Company’s obligations under this Agreement; or
(e)	the Company or any successor company breaches any of the material provisions of this Agreement.

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If Executive intends to terminate this Agreement for Good Reason, Executive must give not less than 60 days prior written notice to the Company of the facts or events giving rise to Good Reason, and must give such notice within 90 days following the facts or event alleged to give rise to Good Reason. The Company shall, within such 60-day notice period, have the right to cure or remedy events or any action or event constituting “Good Reason” within the meaning of this Section 6.08. Executive’s employment shall terminate on the 61st day after the notice is given if the Company fails to cure or remedy events or any action or event constituting “Good Reason”. The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.

6.09 Notwithstanding the foregoing, any Severance Payments, Severance Benefits and Prorated Bonus payable to Executive in connection with termination of Executive’s employment will be subject to the provisions of Section 7 and conditioned on Executive signing and not rescinding a conventional separation agreement and mutual release in form and substance acceptable to the Company (the “Release”), which agreement shall include, at a minimum, a full and general release of all claims (including employment-related claims) to the greatest extent allowed by applicable law, a covenant not to sue, and an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and an agreement to return to the Company all Company property and copies thereof in any form or media. The Release will be delivered to the Executive within 5 days following the termination of Executive’s employment and must be executed and become irrevocable by its terms no later than the 60th day following the termination of Executive’s employment.

6.10 The provisions of Sections 6.04, 6.05, 6.06 and 6.09 shall survive the termination of this Agreement.

Article 7

SECTION 409A

7.01 Compliance. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A. Notwithstanding anything herein to the contrary, in no event does the Company, its affiliates, officers, equityholders, employees, agents, members, directors, or representatives guarantee the exemption from or compliance with Code Section 409A and no such party shall have any liability for failure of this Agreement to be exempt from or comply with such Code section.

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7.02 Separate Payments. Notwithstanding anything in this Agreement to the contrary, each payment payable hereunder shall be deemed to be a payment in a series of separate payments for purposes of Code Section 409A.

7.03 Specified Employee. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the date of Executive’s termination from employment with the Company, Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits that constitute non-exempt deferred compensation under Code Section 409A and that are due upon a termination of Executive’s employment shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

7.04 (iv) Separation from Service. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination of Executive’s employment by the Company for purposes of any such payment or benefits.

7.05 No Designation. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.

7.06 Expense Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred

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Article 8

NONDISCLOSURE AND INVENTIONS

8.01 Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during his employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any Confidential Information. “Confidential Information” means any information or compilation of information regarding the Company or its subsidiaries or affiliates that the Executive learns or develops during the course of his/her employment that is not generally known by persons outside the Company (whether or not conceived, originated, discovered, or developed in whole or in part by Executive). “Confidential Information” includes but is not limited to the following types of information and other information of a similar nature (whether or not reduced to writing), all of which Executive agrees constitutes the valuable trade secrets: research, designs, development, know how, computer programs and processes, marketing plans and techniques, existing and contemplated products and services, potential and actual customer and product names and related information, prices, sales, inventory, personnel, computer programs and related documentation, technical and strategic plans, and finances. “Confidential Information” also includes any information of the foregoing nature that the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. “Confidential Information” does not include information that (a) is or becomes generally available to the public through no fault of Executive, (b) was known to Executive prior to its disclosure by the Company, as demonstrated by files in existence at the time of the disclosure, (c) becomes known to Executive, without restriction, from a source other than the Company, without breach of this Agreement by Executive and otherwise not in violation of the Company’s rights, or (d) is explicitly approved for release by written authorization of the Company.

8.02 Executive acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, trade secrets, analyses, drawings, reports and all similar related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing products or services and which are conceived, developed or made by Executive while employed by the Company or any of its subsidiaries (“Work Product”) belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment by the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). For purposes of this Agreement, any Work Product or other discoveries relating to the business of the Company or any subsidiaries on which Executive files or claims a copyright or files a patent application, during the Term of this Agreement, shall be presumed to be Work Product conceived or developed by Executive in whole or in part during the term of his employment with the Company, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Work Product was conceived and made following termination of employment.

Notwithstanding the foregoing, the Company advises Executive, and Executive understands and agrees, that the foregoing does not apply to inventions or other discoveries for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (a) that does not relate (i) directly to the Company’s business or (ii) to the Company’s actual or demonstrably anticipated business research or development, or (b) that does not result from any work performed by Executive for the Company.

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8.03 In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

8.04 Executive agrees that all notes, data, reference materials, documents, business plans, business and financial records, computer programs, and other materials that in any way incorporate, embody, or reflect any of the Confidential Information, whether prepared by Executive or others, are the exclusive property of the Company, and Executive agrees to forthwith deliver to the Company all such materials, including all copies or memorializations thereof, in Executive’s possession or control, whenever requested to do so by the Company, and in any event, upon termination of Executive’s employment with the Company.

8.05 The Executive understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.

8.06 The provisions of this Article 8 shall survive termination of this Agreement indefinitely.

Article 9

NON-COMPETITION, NON-INTERFERENCE AND NON-SOLICITATION

9.01 In further consideration of the compensation and benefits that have been provided to Executive and will be provided to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he will become familiar with Confidential Information and that his services have been and will be of a special, unique and extraordinary value to the Company, and therefore, Executive agrees that, during the period of his employment, and for a period of one year following the termination of Executive’s employment with the Company, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company, its subsidiaries or affiliates, as defined below, and as such businesses exist or are developing during the period of his employment, within any geographical area in which the Company or its subsidiaries or affiliates engage or have defined plans to engage in such businesses. Nothing herein shall prevent Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the business of such corporation. For the purposes of this Agreement, “business” or “business of the Company” means, with respect to and including the Company and its subsidiaries or affiliates, the design, development, marketing and sale of digital signage products and solutions.

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9.02 Executive agrees that during the term of his employment and for a period of one year after the termination of Executive’s employment he will not directly or indirectly (i) in any way interfere or attempt to interfere with the Company’s relationships with any of its current or potential customers, vendors, investors, business partners, or (ii) employ or attempt to employ any of the Company’s employees, including those who were employees at the Company during the 12 months prior to Employee’s termination at the Company, on behalf of any other entity, whether or not such entity competes with the Company.

9.03 Executive agrees that breach by him of the provisions of this Article 9 will cause the Company irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 9, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security, and, if the Company is successful in establishing a breach, to its reasonable attorneys’ fees and costs. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

9.04 Executive understands and agrees that any violation of this Article 9 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.

9.05 Executive acknowledges that the covenants in this Article 9 have been conditions of, and were incidents to, his initial employment, and that these covenants are supported by additional and adequate consideration and are fully enforceable in accordance with their terms.

9.06 The obligations contained in this Article 9 shall survive the termination of this Agreement as described in this Article 9.

Article 10

MISCELLANEOUS

10.01 Governing Law. This Agreement shall be governed and construed according to the laws of the State of New York without regard to conflicts-of-law provisions. The Company and Executive agree that if any action is brought pursuant to this Agreement that is not otherwise required to be resolved by arbitration pursuant to Section 10.06, such dispute shall be resolved only in the state courts in New York, New York, or the United States District Court for the Southern District of New York, and each party hereto unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the state courts in New York, New York, or the United States District Court for the Southern District of New York, and agrees that all claims in respect to any such proceeding shall be heard and determined in state courts in New York, New York, or, to the extent permitted by law, the United States District Court for the Southern District of New York, (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.08; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

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10.02 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Agreement, shall mean the Company as defined above and any successor or assignee to its business or assets that by reason hereof becomes bound by the terms and provisions of this Agreement.

10.03 Waiver. The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision or any other provision of this Agreement or any similar agreement with any other Executive.

10.04 Entire Agreement; Modification. This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. Except for modifications described in Section 1.02, 3.01 and 4.01, this Agreement shall not be changed or modified except by a written document signed by the parties hereto.

10.05 Severability and Blue Penciling. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

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10.06 Arbitration. Any dispute, claim or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration in New York, New York by a single arbitrator selected by the Company and Executive, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code); provided, however, that a dispute, claim or controversy shall be subject to adjudication by a court in any proceeding against the Company or Executive involving third parties (in addition to the Company or Executive). Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator. In the event the Company and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Hennepin County District Court. The arbitrator shall have the authority to make awards of damages as would any court in New York having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages. In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.

(a)	In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.
(b)	The arbitrator, in his or her discretion, shall award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to a party who substantially prevails in its claims in such proceeding.
(c)	Notwithstanding this Section 10.06, in the event of alleged noncompliance or violation, as the case may be, of Article 8 or Article 9 of this Agreement, the

Company may, at its discretion, alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate.

10.07 Legal Fees. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, and such dispute results in court proceedings or arbitration, a party that prevails with respect to a claim brought and pursued in connection with such dispute shall be entitled to recover its legal fees and expenses reasonably incurred in connection with such dispute. Such reimbursement shall be made as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent a party receives documented evidence of such fees and expenses.

10.08 Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes, and other amounts required by applicable law to be withheld by the Company.

10.09 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to Executive at his residence address appearing on the records of the Company and to the Company at its then-current executive offices to the attention of the Chief Executive Officer or Board. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

10.10 Survival. The provisions of this Article 10 shall survive the termination of this Agreement, indefinitely.

* * * * * * * *

13

IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective as of the date first set forth above.

WIRELESS RONIN TECHNOLOGIES, INC.

/s/ John Walpuck
Name: John Walpuck
Title: Chief Financial officer

EXECUTIVE:

/s/ Paul Price
Paul Price

Signature Page – Executive Employment Agreement

(Paul Price)